UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 6, 2012

The Hallwood Group Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8303	51-0261339
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3710 Rawlins, Suite 1500 Dallas, Texas		75219
(Address of Principal Executive Offices)		(Zip Code)

(214) 528-5588

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 6, 2012, the Company received a proposal from Hallwood Financial Limited to acquire all of the outstanding shares of common stock of the Company that it does not beneficially own at a cash purchase price of $10.00 per share. Hallwood Financial Limited, a private limited company organized under the laws of the British Virgin Islands, is controlled by the Company’s Chief Executive Officer and members of his family. Hallwood Financial Limited owns 1,001,575, or 65.7%, of the outstanding shares of the Company.

On November 7, 2012 at the Company’s regularly scheduled board of directors meeting, a special committee, consisting of its independent directors, was formed to consider and negotiate the proposal and to make a recommendation to the full board of directors. The special committee is empowered to retain its own independent legal and financial advisors to assist in its review and negotiation of the proposed transaction. The Company’s shares trade on the NYSE MKT stock exchange under the symbol of HWG and closed on November 5, 2012 (the day prior to the receipt of the offer) at $6.00 per share.

The board of directors cautions the Company’s shareholders and others considering trading in its securities that it has only received the proposal and that no decision has been made with respect to the Company’s response to the proposal. There can be no assurance that any offer will be accepted, that any agreement will be executed or that the transaction contemplated in the proposal or any other transaction will be approved or consummated. The Company does not anticipate making any further public statements about this matter or the activities of the special committee unless and until either it enters into a definitive agreement for a transaction or the special committee determines that no such transaction will be effected.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press release issued by The Hallwood Group Incorporated on November 9, 2012, announcing a proposal from Hallwood Financial Limited to acquire all of the outstanding shares of common stock of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2012	THE HALLWOOD GROUP INCORPORATED

	By:	/s/ Richard Kelley
	Name:	Richard Kelley
	Title:	Vice President & Chief Financial Officer